Exhibit 99.1

      Jacuzzi Brands, Inc. Announces Amended Term Loan Agreement

    WEST PALM BEACH, Fla.--(BUSINESS WIRE)--July 12, 2004--Jacuzzi Brands, Inc. (NYSE: JJZ) today announced that it has improved the terms of the $65 million term loan that is part of the Company's July 2003 credit facility.

    The amendment provides for:

    -- a reduction in the interest rate to 500 basis points over LIBOR (currently 1.625% for 3-month LIBOR) from prime plus 5% with a minimum rate of 9.25%;

    -- the elimination of $10 million in mandatory annual pre-payments, which were scheduled to begin in August 2005;

    -- the elimination of annual pre-payments equal to 25% of the Company's annual consolidated excess cash flow, as determined by the original loan agreement; and

    -- the extension of the maturity date by one year to July 15, 2009.

    The Company expects that these amendments will produce annual aggregate savings of approximately $1.7 million beginning in fourth quarter of fiscal 2004. No additional fee was charged for this amendment.
    David H. Clarke, Chairman and Chief Executive Officer of Jacuzzi Brands, commented, "This amendment reflects the improvement, over the course of the last twelve months, in Jacuzzi Brands' financial metrics, operating results and future prospects as well as providing the Company with additional financial flexibility."

    ABOUT JACUZZI BRANDS, INC.

    Jacuzzi Brands, Inc. is a global manufacturer and distributor of branded bath and plumbing products for the residential, commercial and institutional markets. These include whirlpool baths, spas, showers, sanitary ware and bathtubs, as well as professional grade drainage, water control, commercial faucets and other plumbing products. We also manufacture premium vacuum cleaner systems. Our products are marketed under our portfolio of brand names, including JACUZZI(R), SUNDANCE(R), ELJER(R), ZURN(R), SANITAN(R), ASTRACAST(R) and RAINBOW(R). Learn more at www.jacuzzibrands.com.

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company's current expectations with respect to future market conditions, future operating results and other plans. Words such as "expects," "intends," "anticipates," "plans," "projects," "probably," "believes," "estimates," "may," "will," "should," "shall," and similar expressions typically identify such forward-looking statements. Even though the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. In particular, various economic and competitive factors, including those outside our control, such as interest rates, foreign currency exchange rates, inflation rates, instability in domestic and foreign financial markets, acts of war, terrorist acts, outbreaks of new diseases, consumer spending patterns, energy costs and availability, freight costs, availability of consumer and commercial credit, adverse weather, levels of residential and commercial construction, changes in raw material and component costs, and the credit worthiness of our customers, insurers, and investees, and other factors contained in the Company's filings with the Securities and Exchange Commission could cause our actual results in fiscal 2004 and in future years to differ materially from those expressed in this press release.


    CONTACT: Jacuzzi Brands, Inc.
             Diana Burton, 561-514-3850
             Fax: 561-514-3866
              OR
             Investor Relations Firm:
             The Equity Group Inc.
             Devin Sullivan, 212-836-9608